EXHIBIT 99.2

The SCO Group, Inc. Adopts Shareholder Rights Plan

LINDON, Utah—August 31, 2004—The SCO Group, Inc. (Nasdaq: SCOX) announced today that on August 10, 2004 its board of directors adopted a shareholder rights plan designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of SCO without offering a fair price to all of its shareholders.

The plan, similar to plans adopted by many other companies, was not adopted in response to any current hostile takeover attempt.

“The rights plan is designed to ensure that our stockholders realize the long-term value of their investment in the company and is similar to those adopted by over two-thirds of the Fortune 200,” commented SCO Chairman Ralph Yarro, III.  “The plan will not prevent a takeover attempt, but should encourage anyone seeking to acquire the company to negotiate fair value directly with the board of directors.”

Under the terms of the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of SCO’s common stock held by stockholders of record as of the close of business on August 30, 2004.  The plan would be triggered if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock other than pursuant to a board-approved tender or exchange offer or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock.

Details of the stockholder rights plan are outlined in a letter that will be mailed to all SCO stockholders as of the record date.  In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.